Exhibit 21.1

Subsidiaries of the Registrant

Name of Entity	Jurisdiction
Qfeeltech (Beijing) Co., Ltd.	People's Republic of China
SharkNinja (Hong Kong) Company Limited	Hong Kong
SharkNinja Appliance LLC	Delaware
SharkNinja Appliance UK Holdco Ltd.	United Kingdom
SharkNinja Canada Co.	Canada
SharkNinja Co., Ltd.	Japan
SharkNinja Europe Limited	United Kingdom
SharkNinja France S.A.S.	France
SharkNinja Germany GmbH	Germany
SharkNinja Global SPV, Ltd.	Cayman Islands
SharkNinja Global SPV2 Limited	Cayman Islands
SharkNinja Iberia Socieded Limitada	Spain
SharkNinja International Holding Company	Delaware
SharkNinja Italy S.r.l.	Italy
SharkNinja Management LLC	Delaware
SharkNinja Midco LLC	Delaware
SharkNinja Operating LLC	Delaware
SharkNinja Sales Company	Delaware
SharkNinja UK EP Ltd.	United Kingdom
SharkNinja Venus Technology Company Limited	Hong Kong
SharkNinja Vietnam Company Limited	Vietnam
Shenzhen SharkNinja Technology Co., Ltd.	People's Republic of China
Suzhou SharkNinja Technology Co., Ltd.	People's Republic of China